Exhibit 99.1

Alico, Inc. Announces Financial Results for the
Third Quarter and Nine Months Ended June 30, 2024
Fort Myers, FL, August 5, 2024 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the third quarter of fiscal year 2024 and the nine months ended June 30, 2024, the highlights of which are as follows:

•The Company previously announced that it entered a new three-year agreement to sell oranges to Tropicana at prices that are approximately 33% to 50% higher, over the life of the contract, than the average price for all the citrus fruit sold to Tropicana last season.
•The Company has now treated substantially all of its producing trees with Oxytetracycline (“OTC”) and anticipates that these 4.5 million trees will support meaningful production growth in the 2024-25 harvest season.
•The Company previously announced that it has continued to commit to its real estate activities by hiring Mitch Hutchcraft, who joined Alico as Executive Vice President of Real Estate in May 2024.
•The Company's Board of Directors is announcing, as part of its succession plan, the anticipated appointment of a current Director, Adam Putnam, as the next Chairman of the Board when the current Chairman, George Brokaw, completes his term as Chairman in February 2025. Mr. Brokaw will continue to serve as a Director of Alico.
•The Company sold 798 acres of citrus land for approximately $7.2 million ($9,000 per acre) and the buyer has an option within the next nine months to purchase the remaining 680 acres on that grove at the same price per acre.
•The Company maintains a strong balance sheet, with approximately $94.8 million available under lines of credit, a Working Capital Ratio of 2.67 to 1.00 and a Debt to Total Assets ratio of 0.20 to 1.00 at June 30, 2024, with no significant maturities until 2029.

Results of Operations

(in thousands, except for per share amounts and percentages)
	(Unaudited)			(Unaudited)
	Three Months Ended June 30,			Nine Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Revenue	$13,610	$7,284	86.8%	$45,708	$39,166	16.7%
Net (loss) income attributable to Alico, Inc. common stockholders	$(2,044)	$11,832	(117.3)%	$25,097	$895	NM
(Loss) earnings per diluted common share	$(0.27)	$1.56	(117.3)%	$3.29	$0.12	NM
EBITDA (1)	$1,343	$18,789	(92.9)%	$48,686	$16,504	195.0%
Adjusted EBITDA (1)	$(3,390)	$(1,286)	(163.6)%	$(4,415)	$(12,523)	64.7%
Net cash provided by (used in) operating activities	$1,021	$6,492	(84.3)%	$(18,720)	$(618)	NM

	June 30, 2024	September 30, 2023	$ Change		June 30, 2024	September 30, 2023
	(Unaudited)				(Unaudited)	(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$9,106	$1,062	$8,044	Working Capital Ratio	2.67 to 1	3.90 to 1
Current portion of long-term debt	$1,410	$2,566	$(1,156)	Debt to equity ratio	0.20 to 1	0.30 to 1
Long-term debt, net	$82,642	$101,410	$(18,768)	Net Debt (1)	$74,946	$127,636
Lines of credit	$—	$24,722	$(24,722)
Total Alico stockholders’ equity	$269,489	$244,991	$24,498

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM = Not meaningful
For the three and nine months ended June 30, 2024, the Company reported a net (loss) income attributable to Alico common stockholders of $(2.0) million and $25.1 million, respectively, compared to net income attributable to Alico common stockholders of $11.8 million and $0.9 million for the three and nine months ended June 30, 2023, respectively. The decrease in our net income attributable to Alico common stockholders for the three months ended June 30, 2024 was driven by Hurricane Ian insurance proceeds of $17.5 million received during the three months ended June 30, 2023 (the “Insurance Proceeds”), which were recorded as a reduction of operating expenses, partially offset by a gain of $4.4 million from the sale of citrus land in the three months ended June 30, 2024. The increase in our net income attributable to Alico common stockholders for the nine months ended June 30, 2024 compared to the nine months ended June 30, 2023, was driven by a gain of $74.9 million on the sale of the remaining 17,229 acres of the Alico Ranch on December 21, 2023 and a gain of $4.4 million from the sale of citrus land on June 28, 2024, partially offset by inventory adjustments recorded at September 30, 2022 on the ending inventory balance, as a result of the impact of Hurricane Ian, which effectively lowered the inventory to be expensed in fiscal year 2023, $21.4 million of Insurance Proceeds, and a $9.4 million increase in the tax provision for the nine months ended June 30, 2024.

For the three and nine months ended June 30, 2024, the Company had a (loss) earnings of $(0.27) and $3.29 per diluted common share, respectively, compared to earnings of $1.56 and $0.12 per diluted common share for the three and nine months ended June 30, 2023, respectively.
For the three and nine months ended June 30, 2024, the Company had EBITDA of $1.3 million and $48.7 million, respectively, compared to $18.8 million and $16.5 million for the three and nine months ended June 30, 2023, respectively. Adjusted EBITDA (loss) for the three and nine months ended June 30, 2024 and 2023 was approximately $(3.4) million and $(4.4) million, respectively, and $(1.3) million and $(12.5) million, respectively.
These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is typically harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities are recognized in those quarters. However, due to the timing of the current year harvest, more of the citrus crop was harvested in the first and second quarters of this fiscal year. Furthermore, the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

Alico Citrus Division Results
Citrus production for the three and nine months ended June 30, 2024 and 2023 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended June 30,		Change		Nine Months Ended June 30,		Change
	2024	2023	Unit	%	2024	2023	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	—	1,194	979	215	22.0%
Valencias	843	415	428	103.1%	1,855	1,669	186	11.1%
Total Processed	843	415	428	103.1%	3,049	2,648	401	15.1%
Fresh Fruit	—	1	(1)	(100.0)%	35	41	(6)	(14.6)%
Total	843	416	427	102.6%	3,084	2,689	395	14.7%
Pound Solids Produced:
Early and Mid-Season	—	—	—	—	5,364	4,586	778	17.0%
Valencias	4,294	2,142	2,152	100.5%	9,365	8,702	663	7.6%
Total	4,294	2,142	2,152	100.5%	14,729	13,288	1,441	10.8%
Pound Solids per Box:
Early and Mid-Season	—	—	—	—	4.49	4.68	(0.19)	(4.0)%
Valencias	5.09	5.16	(0.07)	(1.3)%	5.05	5.21	(0.16)	(3.1)%
Price per Pound Solids:
Early and Mid-Season	$—	$—	$—	—	$2.71	$2.61	$0.10	3.8%
Valencias	$2.84	$2.83	$0.01	0.3%	$2.87	$2.76	$0.11	4.1%
For the three and nine months ended June 30, 2024, Alico Citrus harvested approximately 0.8 million and 3.1 million boxes of fruit, respectively, compared to 0.4 million and 2.7 million boxes of fruit in the same periods of the prior fiscal year. The increase in boxes harvested was driven by the timing of the harvest for the three months ended June 30, 2024 and as a result of our production beginning to recover to pre-hurricane levels during the nine months ended June 30, 2024.

The Early and Mid-Season and Valencia harvests are complete and for the nine months ended June 30, 2024 pound solids produced were up 17.0% and 7.6%, respectively, while pound solids per box were down 4.0% and 3.1%, respectively. Additionally, we realized an increase in the price per pound solids of 3.8% and 4.1%, respectively, in the nine months ended June 30, 2024, compared to the same period in the prior year, as a result of more favorable pricing in one of our contracts with Tropicana.
Our average realized/blended price per pound solids for the nine months ended June 30, 2024 increased 3.9%, as compared to the same period of the prior year. As a result of our signing of the new contract with Tropicana, the Company expects that our prices per pound solid will increase more significantly next year.
We expect it may take another season, or more, for the groves to fully recover to pre-Hurricane Ian production levels.
Land Management and Other Operations Division Results
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Land Management and Other Operations revenue for the three and nine months ended June 30, 2024 decreased 34.8% and 10.6%, respectively, as compared to the same period in the prior year principally due to a decrease in hunting lease revenue as a result of the sale of the ranch land.
The 19.2% decrease in operating expenses from Land Management and Other Operations for the three months ended June 30, 2024, as compared to the three months ended June 30, 2023, was primarily due to a decrease in property taxes related to land sales. The 15.3% increase in operating expenses from Land Management and Other Operations for the nine months ended June 30, 2024, as compared to the nine months ended June 30, 2023, was primarily due to an increase in mining permitting costs.
Management Comment
John Kiernan, President and Chief Executive Officer, commented:
I wanted to thank our investors who checked in over the weekend as Hurricane Debby approached the Florida coastline. Alico, and my fellow employees, had a wet weekend, and we expect rain to continue each day for the rest of the week, but we did not sustain any damage from Debby. Our thoughts are with all of our fellow Floridians who were impacted by this storm yesterday. Alico had been through dozens of storms over the past century, and we take every one seriously. Thank you again for your concern.
During the past quarter, Alico finished harvesting the last fruit in our 2023-24 season. Fruit quality was poor at the beginning of both our Early-Mid and Valencia crop harvests but improved; however, the rate of fruit drop accelerated during both harvests. Lower levels of production for the Early and Mid-Season and Valencia harvests this season resulted in lower levels of pounds solid being sold, which has led to a total inventory write-down of $28.5 million in fiscal year 2024. We believe that the Early and Mid-Season and Valencia box production was affected by the continued impacts of

Hurricane Ian. We managed our costs aggressively over the past year, but the lower revenue base was out of our control for the second year in a row.
We have several reasons to be more optimistic about our production next season. First, since 2017 Alico has planted 2.2 million trees, and nearly all of them are now producing fruit. Second, Alico began treating its citrus trees in January 2023 with an OTC product via trunk injection as a citrus greening therapy. In 2023, we were able to treat over 35% of our producing trees with OTC and in 2024, we treated approximately 4.5 million producing trees. Alico received $1.8 million of grant money from the Florida Citrus Research and Field Trial Foundation in January 2024 that covered substantially all of the costs of the 2023-24 harvest season OTC applications, and $1.1 million was received in June that will cover approximately 34% of the 2024-25 harvest season OTC applications. Although the small crop harvested this past season was not impressive, we believe that the continued recovery from Hurricane Ian was the most significant factor impacting fruit production and quality. We remain cautiously optimistic that being another year removed from the hurricane, along with the combination of a second round of injections for previously treated trees and a first round of injections for trees that were not treated in 2023, will show more significant improvements, not just in yield, but also in reduced fruit drop. In fact, in July it was reported that the Florida Department of Agriculture and Consumer Services approved a label change for the OTC product to remove the restriction that the product cannot be applied more than two years in a row. This change will enable us to apply the OTC treatment in calendar year 2025 to the trees that we started treating in 2023, which would be a relief to Alico and the Florida citrus industry overall. Third, as Alico’s production recovers next season, we will sell our fruit at higher prices. As we previously announced, the Company and Tropicana have extended our relationship for another 3 years. With our new contract to supply Tropicana with fruit, Alico will realize significantly higher prices per pound solid, which better reflect current market pricing, with price increases in the second and third years. This new contract covers production on approximately 65% of our acres. The remainder of our acres are covered by a contract with Tropicana, which expires at the end of the 2024-25 season but which also has higher pricing than the expiring contracts.
As the Atlantic hurricane season becomes more active over the next few months, Alico is prepared and focused on managing its world-class citrus operations, just as it has for more than 125 years. One of our greatest competitive advantages, as we face potential weather uncertainties, is our balance sheet liquidity. Our relationships with our lenders remain strong and we have approximately $94.8 million of undrawn capacity under a combination of a revolving line of credit, which matures in November 2029, and a working capital line of credit, which matures in November 2025, to provide ample liquidity as our trees continue to recover from Hurricane Ian. Our $70 million of term debt does not amortize, and is not due for repayment until 2029. We have steady access to workers and contractors, and our employee base is stable.
Outside of our citrus operations, Alico continues to invest resources as it evaluates the long-term highest and best use of our real estate assets. To be clear, Alico will continue to conduct our regular citrus operations at nearly all of our groves for years to come. We will continue evaluating all of our properties to explore creative solutions to enhance and extract value. We seek to provide our investors with the benefits and stability of a conventional agriculture investment, with the optionality that comes with active land management. Last year, after evaluating the direct hit it took from Hurricane Ian in 2022, we made a difficult decision to transition our TRB grove in Charlotte County from proprietary citrus operations to a mix of third-party mining, vegetable and fruit crop leasing activities. This year, we evaluated another grove and have decided to also move beyond citrus there to realize its highest and best use. In 2022, Alico entered into a Purchase Option Agreement (“Option Agreement”) with a third party, E.R. Jahna Industries, Inc. (“Jahna”) for the sale of approximately 899 acres of land at a price of approximately $11,500 per acre on our 2x6 grove located in Hendry County, Florida, which expires in January 2025. It is expected that this Option Agreement will be exercised by the end of December 2024. It is understood that Jahna plans to conduct sand mining operations on the land once regulatory approval has been obtained, and Alico will have the right to lease back most of these acres, including 340 net citrus acres, for de minimis lease payments. In April 2024, we entered into an agreement to sell another approximately 798 acres of land at the 2x6 grove to a third party for approximately $7.2 million ($9,000 per acre), that includes an option to purchase another 680 acres within ten months from the closing date of the sale, at the same price per acre and Alico will continue to grow citrus on those 680 acres for the next harvest season. This previously announced transaction, which closed at the end of June 2024, illustrates our strategy of monetizing citrus groves on a case by case basis to redeploy capital to generate better returns for our shareholders.
In addition to our citrus operations, Alico has been pursuing a diversified real estate strategy since early 2022, which began with a comprehensive analysis of our land holdings portfolio. That process encouraged us to begin the entitlement process for our 4,500 acre grove in Collier County. In May, we recruited Mitch Hutchcraft to lead our Real Estate activities to accelerate the entitlement activities at Corkscrew, as well as develop a comprehensive analysis of highest and best use for remaining properties and create a roadmap to execute these strategic initiatives. Alico is continuing to evaluate every acre for its highest and best use, against its near-term potential for continued cash flow generation from our existing agricultural operations.
I am also pleased to announce that, as part of our succession planning process, current board member Adam Putnam has been selected to be appointed Chairman of the Board of Alico following our next Annual General Meeting to be held in 2025. Adam will succeed George Brokaw, who has served as Chairman since February 2022 and as a Director since November 2013. George will continue to serve Alico as a Director of the Company.
Adam has served on the Alico Board of Directors since August 2020 and has extensive knowledge and experience in the areas of agriculture, sustainability, government affairs, supply chain, business leadership and finance. Adam has served as the Chief Executive Officer of Ducks Unlimited, a U.S. nonprofit organization dedicated to the conservation of wetlands and associated upland habitats for waterfowl, other wildlife, and people since April 2019. Prior to joining Ducks Unlimited, he served as Florida’s Commissioner of Agriculture from 2011 until 2019, where he focused on fostering the growth of Florida agriculture and protecting the state’s water supply, among other issues, and was a U.S. Congressman for five terms, from 2001 until 2011, where he engaged on issues such as agriculture, water and energy. He also was the House

Republican Conference Chair from 2007 until 2009. With his public policy and public service experience, Adam brings to the board expertise in understanding and navigating the physical and transition risks and opportunities of climate change, together with his knowledge of sustainability, water supply, and agricultural operations within Florida’s regulatory environment.
Other Corporate Financial Information
General and administrative expense decreased $0.5 million for the three months ended June 30, 2024, compared to the three months ended June 30, 2023. The decrease was primarily due to lower employee costs (as a result of lower bonus accruals), lower depreciation, lower legal costs (as a result of the voluntary dismissal of the shareholder lawsuit in the prior year), and lower accounting and insurance costs.
General and administrative expense decreased $0.1 million for the nine months ended June 30, 2024, compared to the nine months ended June 30, 2023, primarily due to lower depreciation, legal and insurance costs, partially offset by increased employee costs.
Other Expense, net for the three months ended June 30, 2024 increased $2.5 million, compared to the three months ended June 30, 2023, driven by gains of $4.4 million on the sale of 798 acres of citrus land during the quarter ended June 30, 2024 compared to gains of $2.6 million on the sale of 548 acres of the Alico Ranch during the quarter ended June 30, 2023.
Other Expense, net for the nine months ended June 30, 2024 increased $75.2 million, compared to the nine months ended June 30, 2023, primarily due to the sale of 17,229 acres of the Alico Ranch to the State of Florida and the sale of 798 acres of citrus land during the nine months ended June 30, 2024. By comparison, for the nine months ended June 30, 2023 we recognized gains on sale of property and equipment of approximately $7.4 million relating to the sale of 1,436 acres, in the aggregate, from the Alico Ranch to several third parties.
Dividend
On July 12, 2024, the Company paid a third quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of June 28, 2024.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $34.0 million at June 30, 2024, representing a 2.67 to 1:00 ratio.
•The Company maintains a solid debt to total assets ratio. At June 30, 2024 and September 30, 2023, the ratios were 0.20 to 1.00 and 0.30 to 1.00, respectively.
•Total debt was $84.1 million and net debt was $74.9 million at June 30, 2024, compared to $128.7 million and $127.6 million, respectively, at September 30, 2023.
•Available borrowings under the Company’s lines of credit were approximately $94.8 million at June 30, 2024.

About Alico
Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which includes land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our expectations regarding prices in the 2024/2025 harvest season; the impact of Hurricane Ian on our results; expectations regarding the closing of certain agreements to sell land; expectations regarding entry into future contracts; the impact of the OTC injections; expectations related to our succession plans; expectations regarding our liquidity, business strategy, plans and objectives of management for future operations or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “will,” “should,” “expects,” “plans,” ,”hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms, particularly because our citrus groves are geographically concentrated in Florida; damage and loss from disease including, but not limited to, citrus greening and citrus canker; any adverse event affecting our citrus business; our ability to effectively perform grove management services, or to effectively manage an expanded portfolio of groves; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties for a significant portion of our business; our ability to execute our strategic growth initiatives and whether they adequately address the challenges or opportunities we face; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; ESG issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting ; macroeconomic conditions, such as rising inflation and the deadly conflicts in Ukraine and Israel; system security risks, data protection breaches, cyber-attacks and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023, and in our Quarterly Reports on Form 10-Q filed with the SEC. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
Investor Relations
(239) 226-2060
InvestorRelations@alicoinc.com
Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2024	September 30, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,106	$1,062
Accounts receivable, net	4,512	712
Inventories	35,998	52,481
Income tax receivable	—	1,200
Assets held for sale	3,106	1,632
Prepaid expenses and other current assets	1,642	1,718
Total current assets	54,364	58,805
Restricted cash	—	2,630
Property and equipment, net	355,255	361,849
Goodwill	2,246	2,246
Other non-current assets	2,737	2,823
Total assets	$414,602	$428,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,632	$6,311
Accrued liabilities	4,618	5,363
Current portion of long-term debt	1,410	2,566
Income tax payable	7,171	—
Other current liabilities	527	825
Total current liabilities	20,358	15,065
Long-term debt, net	82,642	101,410
Lines of credit	—	24,722
Deferred income tax liabilities, net	36,868	36,410
Other liabilities	442	369
Total liabilities	140,310	177,976

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,624,185 and 7,610,551 shares outstanding at June 30, 2024 and September 30, 2023, respectively	8,416	8,416
Additional paid in capital	20,153	20,045
Treasury stock, at cost, 791,960 and 806,341 shares held at June 30, 2024 and September 30, 2023, respectively	(26,838)	(27,274)
Retained earnings	267,758	243,804
Total Alico stockholders’ equity	269,489	244,991
Noncontrolling interest	4,803	5,386
Total stockholders’ equity	274,292	250,377
Total liabilities and stockholders’ equity	$414,602	$428,353

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Operating revenues:
Alico Citrus	$13,237	$6,712	$44,591	$37,917
Land Management and Other Operations	373	572	1,117	1,249
Total operating revenues	13,610	7,284	45,708	39,166
Operating expenses:
Alico Citrus	17,813	(8,322)	82,062	33,493
Land Management and Other Operations	84	104	346	300
Total operating expenses	17,897	(8,218)	82,408	33,793
Gross (loss) profit	(4,287)	15,502	(36,700)	5,373
General and administrative expenses	2,441	2,930	8,034	8,106
(Loss) income from operations	(6,728)	12,572	(44,734)	(2,733)
Other expense, net:
Interest income	95	—	345	—
Interest expense	(628)	(1,196)	(2,896)	(3,618)
Gain on property and equipment	4,491	2,605	81,520	7,368
Other income, net	—	14	—	44
Total other expense, net	3,958	1,423	78,969	3,794
(Loss) income before income taxes	(2,770)	13,995	34,235	1,061
Income tax (benefit) provision	(861)	1,923	9,721	306
Net (loss) income	(1,909)	12,072	24,514	755
Net (loss) income attributable to noncontrolling interests	(135)	(240)	583	140
Net (loss) income attributable to Alico, Inc. common stockholders	$(2,044)	$11,832	$25,097	$895
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$(0.27)	$1.56	$3.29	$0.12
Diluted	$(0.27)	$1.56	$3.29	$0.12
Weighted-average number of common shares outstanding:
Basic	7,624	7,605	7,620	7,599
Diluted	7,624	7,605	7,620	7,599

Cash dividends declared per common share	$0.05	$0.05	$0.15	$0.15

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended June 30,
	2024	2023
Net cash (used in) operating activities
Net income	$24,514	$755
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	11,317	11,685
Amortization of debt issue costs	176	106
Gain on sale of property and equipment	(81,520)	(7,368)
Loss on disposal of long-lived assets	6,213	5,535
Inventory net realizable value adjustment	28,549	1,616
Deferred income tax provision	458	166
Stock-based compensation expense	544	731
Other	55	(4)
Changes in operating assets and liabilities:
Accounts receivable	(3,800)	(4,039)
Inventories	(12,624)	(12,767)
Prepaid expenses	76	(307)
Income tax receivable	1,200	70
Other assets	(46)	315
Accounts payable and accrued liabilities	(843)	3,355
Income taxes payable	7,171	—
Other liabilities	(160)	(467)
Net cash (used in) operating activities	(18,720)	(618)

Cash flows from investing activities:
Purchases of property and equipment	(15,931)	(12,923)
Acquisition of citrus groves	—	(77)
Net proceeds from sale of property and equipment	86,394	7,583
Notes receivable	—	(570)
Change in deposits on purchase of citrus trees	(375)	269
Net cash provided by (used in) investing activities	70,088	(5,718)

Cash flows from financing activities:
Repayments on revolving lines of credit	(44,032)	(51,953)
Borrowings on revolving lines of credit	19,310	64,935
Principal payments on term loans	(20,089)	(1,807)
Capital contribution received from noncontrolling interest	—	441
Dividends paid	(1,143)	(4,553)
Net cash (used in) provided by financing activities	(45,954)	7,063

Net increase in cash and restricted cash	5,414	727
Cash and cash equivalents and restricted cash at beginning of the period	3,692	865

Cash and cash equivalents at end of the period	$9,106	$1,592

Non-cash investing activities:
Assets received in exchange for services	$85	$—
Trees delivered in exchange for prior tree deposits	$377	$—

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA, and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA, and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. The Company is not able to provide a quantitative reconciliation of its full-year 2024 guidance as to Net Debt to Current portion of long-term debt, the most directly comparable GAAP measure, and has not provided forward-looking guidance for Current portion of long-term debt because of the uncertainty around certain items that may impact Current portion of long-term debt that are not within our control or cannot be reasonably predicted without unreasonable effort.
EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income attributable to Alico, Inc. common stockholders	$(2,044)	$11,832	$25,097	$895
Interest expense, net	533	1,196	2,551	3,618
Income tax (benefit) provision	(861)	1,923	9,721	306
Depreciation, depletion and amortization	3,715	3,838	11,317	11,685
EBITDA	1,343	18,789	48,686	16,504
Non-GAAP Adjustments:
Inventory net realizable value adjustment	—	—	28,549	1,616
Employee stock compensation expense (1)	57	61	169	281
Federal relief - Hurricane Irma	—	(49)	—	(1,315)
Insurance proceeds - Hurricane Ian	(299)	(17,482)	(299)	(22,241)
Gain on sale of property and equipment	(4,491)	(2,605)	(81,520)	(7,368)
Adjusted EBITDA	$(3,390)	$(1,286)	$(4,415)	$(12,523)

(1) Includes stock compensation expense for current executives, senior management and other employees.

Net Debt

(in thousands)	(Unaudited)	(Unaudited)
	June 30, 2024	September 30, 2023
Current portion of long-term debt	$1,410	$2,566
Long-term debt, net	82,642	101,410
Lines of credit	—	24,722
Total Debt	84,052	128,698
Less: Cash	(9,106)	(1,062)
Net Debt	$74,946	$127,636
Source: Alico, Inc.